Exhibit 5.3

DURHAM JONES & PINEGAR, P.C. 111 South Main Street, Suite 2400 Salt Lake City, Utah 84111 801.415.3000 801.415.3500 Fax www.djplaw.com

February 21, 2020

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Re:	Special Utah Counsel Opinion regarding Utah corporations Bluehost Inc. and FastDomain Inc. Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as special Utah counsel to Endurance International Group Holdings, Inc., a Delaware corporation (“Holdings”), Bluehost Inc., a Utah corporation, and FastDomain Inc., a Utah corporation (each a “Utah Company” and collectively, the “Utah Companies”), in connection with the Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with market-making activities by an affiliate of EIG Investors Corp., a Delaware corporation (the “Company,” a wholly owned subsidiary of Holdings), in respect of up to $350,000,000 aggregate principal amount of the Company’s 10.875% Senior Notes due 2024 (the “Notes”). The Notes are fully and unconditionally guaranteed by the Utah Companies, and several additional guarantors identified in that certain indenture dated as of February 9, 2016 pursuant to which the Notes were issued (the “Indenture”) among Holdings, the Company, the Utah Companies, the other parties named therein, and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of February 9, 2016, and as further supplemented by the Second Supplemental Indenture thereto dated as of April 25, 2019 between P.D.R. Solutions (U.S.) LLC, a Delaware limited liability company, the Company, and Trustee. The Indenture includes the guarantees of the Notes by the Utah Companies and the other guarantors party thereto (the “Guarantees”).

For purposes of giving the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i) the Indenture and the Guarantees set forth therein;

(ii) the articles of incorporation of each of the Utah Companies and all amendments thereto (the “Articles”);

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February 21, 2020

(iii) the bylaws of each of the Utah Companies and all amendments thereto (the “Bylaws,” and together with the Articles, the “Governing Documents”); and

(iv) such records, agreements, instruments and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

For the purposes hereof, we have assumed, with your permission and without independent verification of any kind that: (a) the signatures of persons (other than, solely with respect to the Indenture, the authorized representatives of the Utah Companies) signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) all natural persons executing agreements, documents or instruments examined or relied on by us have the requisite legal capacity to do so; (c) all documents submitted to us as originals or duplicate originals are authentic; (d) all documents submitted to us as copies, whether certified or not, conform to authentic original documents; (e) all parties to the Indenture (other than the Utah Companies) will act in accordance with, and will refrain from taking any action that is forbidden by, the Indenture; and (f) the parties to the Indenture (other than the Utah Companies) and any agent acting for any of them in connection with the transactions contemplated by the Indenture, have acted in good faith and without notice of any defense against the enforcement of any rights created by the Indenture.

As to questions of fact relevant to this opinion, we have relied upon certificates and oral or written statements and other information of representatives of the Utah Companies, public officials or others.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Utah with respect to our opinions set forth in this letter. Except as described in the previous sentence, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. In addition, our opinions are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture.

Furthermore, in rendering the opinions expressed below, we have assumed, with your permission and without any independent investigation or verification of any kind, that: (a) all parties to the Indenture (other than the Utah Companies) are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were organized and of each other jurisdiction in which the conduct of their business or the ownership of their property makes such qualification necessary, with the requisite power and authority to execute and deliver the Transaction Documents and to perform their obligations thereunder; (b) the Indenture has been duly executed and delivered by the parties thereto (other than the Utah Companies); and (c) the Indenture constitutes the valid and legally binding obligation of the parties thereto (other than the Utah Companies).

February 21, 2020

Based upon the foregoing, and subject to the limitations and exceptions set forth herein, we are of the opinion that:

(1) Each of the Utah Companies is a corporation validly existing and in good standing under the laws of the State of Utah. Each of the Utah Companies had and has the requisite corporate power and authority to execute and deliver the Indenture, including the Guarantees, and perform its obligations under the Indenture and the Guarantees.

(2) The execution and delivery by each of the Utah Companies of the Indenture, including the Guarantees, and performance by each of the Utah Companies of its obligations under the Indenture and the Guarantees, was duly authorized by all necessary corporate action on the part of such Utah Company.

(3) The Indenture was duly executed by each of the Utah Companies.

Our opinions as set forth in the numbered paragraphs above are further subject to the following limitations, qualifications and assumptions:

In rendering the opinions expressed in paragraph 1 above as to the good standing of each of the Utah Companies, we have relied solely upon certificates to that effect, issued by the Utah Department of Commerce, Division of Corporations and Commercial Code, dated as of November 10, 2016.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statements and to the reference to this firm in the Registration Statements and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Indenture. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The opinions set forth herein are limited to those stated and no other legal opinion or opinions should be implied. We express no opinion as to any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth herein. The opinions set forth herein are given as of the date hereof and we shall have no obligation to update this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in any law, rule or regulation that may hereafter occur.

February 21, 2020

Very truly yours,

DURHAM, JONES & PINEGAR, P.C.

/s/ Durham, Jones & Pinegar, P.C.